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                                                                     EXHIBIT 4.2


                           AMERICAN TOWER CORPORATION

                    CERTIFICATE OF DESIGNATIONS, POWERS AND
                 RIGHTS OF SERIES A REDEEMABLE PREFERRED STOCK


       American Tower Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company" or "Issuer"), DOES HEREBY CERTIFY:

       That, pursuant to authority conferred upon the Board of Directors by the Company's Certificate of Incorporation, as amended, and pursuant to the provisions of Section 151 of the General Corporation Law of the state of Delaware, as amended, said Board of Directors, pursuant to a Unanimous Consent to Action Without a Meeting, dated as of December 13, 1995, unanimously adopted the following resolutions providing for the creation and issuance of a new series of shares of the Company's authorized preferred stock designated as "Series A Redeemable Preferred Stock":

       RESOLVED, that the Board of Directors hereby establishes and designates a new class of the Company's authorized but unissued preferred stock and that the designation and amount thereof and the relative rights, preferences, qualifications, limitations and restrictions thereof are as follows:

       1. Designation and Amount. The shares of this series of preferred stock shall be designated as "Series A Redeemable Preferred Stock," par value $0.01 per share, and the number of shares constituting this series shall be 22,500.

       2. Certain Definitions. The following terms shall have the respective meanings indicated.

              Affiliate means, with respect to any Person, any other Person controlling, controlled by, or under common control with that first Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policy of the controlled Person.

              Change of Control means such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than a person or group comprised solely of the initial holders of the shares of Preferred Stock, has become the beneficial owner, by way of merger, consolidation, stock purchase or otherwise, of more than 50% of the voting power of all classes of voting securities of the Company.

              Common Stock means Issuer's Class A and/or Class B Common Stock, par value $0.01 per share, and any capital stock of Issuer which has the right to participate in the distribution of earnings and assets of Issuer without limit as to amount or percentage.





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              Delaware Act means the General Corporation Law of the State of
       Delaware, as amended from time to time.

              Junior Stock means the Common Stock and any other capital stock of the Company other than the Preferred Stock.

              Options means rights, options or warrants to subscribe for, purchase other otherwise acquire Common Stock.

              Person means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or a political subdivision, agency or instrumentality thereof or other entity or organization of any kind.

              Preferred Stock means the Company's Series A Redeemable Preferred Stock having a par value of $0.01 per share.

              Public Offering means an underwritten public offering of Common Stock of the Corporation pursuant to a registration statement filed under the Securities Act of 1933, as amended (other than any registration statement relating to warrants, options or shares of capital stock granted or to be granted or sold primarily to employees, directors, or officers of the Corporation, a registration statement filed pursuant to Rule 145 under the Securities Act of 1933, as amended, or any successor rule, a registration statement relating to employee benefit plans or interests therein and any registration statement covering preferred stock or securities issued in connection with any debt or preferred stock financing of the Corporation) wherein the aggregate net proceeds (after deducting all costs, discounts, commissions and other expenses of the offering) to the Corporation, the selling stockholders or the Corporation and the selling stockholders are at least $15,000,000.

              Subsidiary means any corporation of which the shares of stock having a majority of the general voting power in the electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or indirectly through a Subsidiary.

       3. Dividends. The holders of the Preferred Stock shall not be entitled to any dividends as a result of owning the Preferred Stock.

       4.     Redemption.

              4.1 Optional Redemption. The Company, at its option and subject to the conditions hereinafter stated, may, at any time and from time to time, redeem all or any part of the outstanding Preferred Stock at a redemption price payable in cash equal to $200 per share.

              4.2 Mandatory Redemption. Upon the occurrence of (i) the consummation of a Public Offering or (ii) a Change of Control, the Company will, immediately prior to or simultaneous





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with the consummation of either of the foregoing events, redeem all of the shares of Preferred Stock then outstanding at a redemption price payable in cash equal to $200 per share.

              4.3 Redemption Procedures. The right of the Company to make any redemption pursuant to Section 4.1 or Section 4.2 shall be subject to satisfaction, at or prior to such redemption, of the following conditions.

              (a) Any redemption effected pursuant to Section 4.1 shall be made on a pro rata basis among the holders of the Preferred Stock in proportion to the shares of Preferred Stock then held by them.

              (b) Any redemption pursuant to Section 4.1 or Section 4.2 shall be effected by written or printed notice by certified mail, postage prepaid, return receipt requested, to the holders of record of the Preferred Stock being redeemed, such notice to be addressed to each holder at the address shown in the Company's records which notice shall
       (i) specify the date of redemption, (ii) the number of shares of the holder to be redeemed (which shall be all shares upon a redemption under Section 4.2), (iii) the place at which holders of the Preferred Stock shall surrender their certificate or certificates and obtain payment of the redemption price and (iv) such other information, if any, as the Company's Board of Directors may deem appropriate. Such notice shall be given no more than 60 but no less than 5 days prior to the date fixed for redemption.

              (c) On or after the date of redemption as specified in the notice specified in Section 4.3(b), each holder shall surrender to the Company, at the place specified in such notice, its certificate or certificates (or comply with applicable lost certificate provisions) for the Preferred Stock to be redeemed as stated in the notice. Provided such notice is duly given and provided that on the redemption date specified there shall be a source of funds legally available for such redemption and the redemption price necessary for the redemption shall have been paid, then all rights with respect to such shares shall, after the specified redemption date, terminate, whether or not said certificates have been surrendered, excepting only in the latter instance the rights of the holder to receive the redemption price thereof, without interest, upon such surrender (or compliance with lost certificate provisions).

              4.4 No Reissue of Shares. Any shares of the Preferred Stock redeemed, purchased, or otherwise acquired by the Company shall be deemed retired and shall be canceled and may not under any circumstances thereafter be issued or otherwise disposed of by the company.

       5. Voting Rights. Except as otherwise from time to time required by law, the holders of Preferred Stock will have no voting rights with respect to the Preferred Stock, and their consent will not be required for taking any corporate action.





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       6.     Liquidation Preference.

              6.1    General.

              (a) Upon any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Company, the holders of the Preferred Stock shall be entitled to receive, out of the remaining assets of the Company, the sum of $200 per share of Preferred Stock, before any distribution shall be made to the holders of any shares of Junior Stock. If upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the assets of the Company available for distribution to shareholders shall be insufficient to permit the payment to the holders of the Preferred Stock of the aforesaid preferential amount, then the entire assets of the Company shall be distributed ratably among the holders of the Preferred Stock then outstanding according to the number of shares held by each.

              (b) After payment to the holders of the Preferred Stock of the amounts set forth in Section 6.1(a) above, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of shares of Junior Stock according to the relative rights and preferences.

              6.2 Fair Value. The fair value of the assets or property to be distributed to the holders of the Preferred Stock in the event of a liquidation, dissolution or winding up of the Company pursuant to Section 6.1 shall be determined by the Board of Directors of the Company in good faith.

              6.3 No Restriction on Surplus. No provision of this Section 6 shall in any manner, prior to any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or otherwise, create or be deemed to create any restrictions upon the surplus of the Company or prohibit the payment of dividends on the capital stock of the Company out of the funds of the Company legally available therefor, nor shall any such restrictions or prohibition be in any manner inferred from the provisions of this Section 6.

       7. Covenants of the Company. So long as any share of Preferred Stock remains outstanding, the Company shall not, without first obtaining the affirmative vote or written consent of the holders of more than 50% of the outstanding shares of Preferred Stock:

              7.1 Amend or repeal any provision of, or add any provision to, the Company's Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock, or increase or decrease the number of shares of the Preferred Stock authorized hereby;

              7.2 Authorize or issue shares of any class of stock having any preference or priority as to assets superior to or on a parity with any preference or priority of the Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations





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convertible into or exchangeable for, or having option rights to purchase, any shares of any other class or series of stock of the Company having any preference or priority as to assets superior or on a parity with any preference or priority of the Preferred Stock;

              7.3 Reclassify any Junior Stock into shares having any preference or priority as to assets superior to or on a parity with any preference or priority of the Preferred Stock.

       IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by Fred R. Lummis, its President, and attested by Marty L. Jimmerson, its Assistant Secretary, this 15th day of December, 1995.



                                        AMERICAN TOWER CORPORATION


                                        By: /s/ FRED R. LUMMIS
                                           -------------------------------------
                                           Fred R. Lummis, President

ATTEST:

/s/ MARTY L. JIMMERSON
-----------------------------------
Marty L. Jimmerson, Assistant Secretary





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